Exhibit 10.1

SECURITIES PURCHASE AGREEMENT AMENDMENT

THIS AMENDMENT TO THE SECURITIES PURCHASE AGREEMENT, dated as of October 21, 2025 (this “Amendment”), is entered into by and among Bayside Project LLC and Madison Bond LLC (the “Buyers”) and Solidion Technology, Inc., a Delaware corporation (the “Company”).

Reference is hereby made to the Securities Purchase Agreement, dated as of August 30, 2024 (as may be amended from time to time, the “Original Agreement”), by and between the Company and the purchasers from time to time party thereto. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Original Agreement.

1.	Amendment: The parties hereto agree to amend the Original Agreement as follows:

a. The Schedule of Buyers shall be deleted in its entirety and replaced with the schedule set forth in Exhibit A to this Amendment. Upon receipt of the number of Common Shares set forth on Exhibit A to this Amendment, each Buyer acknowledges and agrees the following: any Series C Warrants, Series D Warrants and Pre-funded Warrants held by such Buyer or to which such Buyer may be entitled shall be deemed to be cancelled without further action required by such Buyer or the Company.

b. Each of the following Sections shall be deleted in its entirety and replaced with “[Reserved.]”:

Section 4(m) under the subheading “Additional Issuances of Securities”

Section 4(n) under the subheading “Participation in Future Financing”

Section 4(o) under the subheading “Lock-up”

c. The following shall be added as new Sections 4(t), 4(u) and 4(v):

(t) Anti-dilution Protection.

(1) If the Company decides to undertake a new issuance of Common Shares or Common Shares Equivalents (the “New Securities”), the Company shall promptly notify each Buyer in writing, describing the amount, type and terms of such New Securities, the purchase price per New Security (the “New Securities Price”) to be paid by the purchasers of such New Securities and the other terms upon which the Company has decided to issue the New Securities (the “Issuance Notice”). Each Buyer shall have five (5) days from the date of the Issuance Notice to agree by written notice to the Company (an “Exercise Notice”) to purchase (up to its Proportional Share) of such New Securities for the New Securities Price and upon the general terms specified in the Issuance Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased by any such Buyer. In the event that, in connection with such a proposed issuance of New Securities, such Buyer shall for any reason fail or refuse to give such written notice to the Company within such five (5) day period, such Buyer shall, for all purposes of this Section 4(t), be deemed to have refused and waived to purchase any of such New Securities and to have waived all of its rights under this Section 4(t) to purchase any of such New Securities.

(2)	(I)	A Buyer’s “Proportional Share” shall mean, at any time, the quotient obtained by dividing the number of Common Shares and Common Shares Equivalents held by such Stockholder at such time by the aggregate number of Common Shares and Common Shares Equivalents held by all Buyers entitled to preemptive rights under this Section 4(t) at such time.

(II)	“Convertible Securities” means any stock or securities (other than Options) convertible into or exercisable or exchangeable for Common Shares.

(III)	“Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

(IV)	“Common Shares Equivalents” means, collectively, Options and Convertible Securities, and any other securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares.

(3) If some or all of the New Securities have not been purchased by the Buyers pursuant to clause (1) above, then the Company shall have the right to issue such remaining New Securities to one or more third parties at price not less than, and on terms no more favorable to the purchasers thereof, than the New Securities Price and the other terms contained in the Issuance Notice.

(4) This Section 4(t) and Section 4(u) below shall not apply to (I) the issuance by the Company of Common Shares and Common Shares Equivalents upon the exercise of an option or warrant or the conversion of a security outstanding on the date of the Amendment, (II) any stock-based awards granted under an employee benefit or stock-based compensation plan or agreement in effect on the date of the Amendment, (III) any stock-based awards granted, or issuances of Common Shares or Common Shares Equivalents, to the Company’s directors, officers or employees, provided that the aggregate number of such grants or issuances pursuant to this clause (III) shall not exceed 1,750,000 Common Shares and Common Shares Equivalents and (IV) one or more private bridge loans that may be entered into by the Company no later than thirty (30) days from the date of the Amendment.

(u) Variable Rate Transaction.

(1) If the Company decides to undertake a Variable Rate Transaction, the Company shall notify each Buyer in writing, describing the amount, type and terms of such Variable Rate Transaction (the “VRT Notice”) no later than five (5) days prior to entry into such Variable Rate Transaction.

(2) Each Buyer shall have five (5) days from the date of the VRT Notice to elect by written notice to the Company (a “Lock-up Notice”) to terminate any lock-up agreement applicable to any Common Shares or Common Shares Equivalents then held by it.

(3) “Variable Rate Transaction” means a transaction in which the Company or any Subsidiary issues or sells any Convertible Securities either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Shares at any time after the initial issuance of such Convertible Securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such Convertible Securities or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Shares, other than pursuant to a customary “weighted average” anti-dilution provision.

(4) This Section 4(u) shall not apply to any synthetic equity line of credit, whereby the Company would sell Common Shares or Common Shares Equivalents at its own discretion pricing would occur on the same trading day.

(v) Debt Participation.

(1) If the Company decides to borrow any new Debt Obligations in excess of $10 million that are not Permitted Debt (the “New Debt”), the Company shall promptly notify each Buyer in writing, describing the amount, type and terms of such New Debt (the “New Debt Terms”), to be provided by the lenders of such New Debt and the other terms upon which the Company has decided to borrow the New Debt (the “Debt Notice”). Each Buyer shall have five (5) days from the date of the Debt Notice to agree by written notice to the Company (a “Debt Exercise Notice”) to lend (up to its Proportional Share) such New Debt at the New Debt Terms and upon the general terms specified in the Debt Notice by giving written notice to the Company and stating therein the quantity of New Debt to be provided by any such Buyer. In the event that, in connection with such a proposed borrowing of New Debt, such Buyer shall for any reason fail or refuse to give such written notice to the Company within such five (5) day period, such Buyer shall, for all purposes of this Section 4(v), be deemed to have refused and waived to provide any of such New Debt and to have waived all of its rights under this Section 4(v) to purchase any of such New Debt.

(2)	(I)	“Debt Obligations” means any obligations evidenced by bonds, debentures, loans, notes or other similar instruments and any preferred stock but does not include any Common Shares or Common Shares Equivalents.

(II)	“Permitted Debt” means any (i) capitalized leases and purchase money security interests for purchases of equipment and assets used in the business in the ordinary course of business, in an aggregate amount outstanding not to exceed $10 million, and (ii) any Debt Obligations incurred, issued or outstanding on the date of the Amendment and any refinancing, replacement, exchange, renewal, repayment or extension thereof.

(3) If some or all of the New Debt has not been provided by the Buyers pursuant to clause (1) above, then the Company shall have the right to borrow such remaining New Debt from one or more third parties at price not less than, and on terms no more favorable to the lenders thereof, than the New Debt Terms and the other terms contained in the Debt Notice.

2. Fees. The Company shall reimburse the Buyers for up to $35,000 of reasonable and documented costs and expenses incurred by the Buyers in the form of legal fees or expenses paid to external counsel in connection with this Amendment.

3. Representations and Warranties. The Buyers represent and warrant that they have purchased all of the Series C Warrants and Series D Warrants issued or issuable under the Original Agreement as of or prior to the date of this amendment. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Amendment, (b) this Amendment has been duly executed and delivered by such party and is a binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Amendment will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The undersigned acknowledges that the execution, delivery and performance of this Agreement is a material inducement to the Company to maintain the listing of the shares of the Company’s common stock on at least one market of The Nasdaq Stock Market LLC.

4. No Other Amendments. All other terms and conditions of the Original Agreement shall remain in full force and effect and the Original Agreement shall be read and construed as if the terms of this Amendment were included therein by way of addition or substitution, as the case may be.

5. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

6. Ratification. The terms and provisions set forth in this Amendment modify and supersede all inconsistent terms and provisions set forth in the Original Agreement and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Original Agreement are ratified and confirmed and continue in full force and effect. All parties hereby agree that the Original Agreement, as amended by this Amendment, shall continue to be legal, valid, binding and enforceable in accordance with their terms.

7. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BAYSIDE PROJECT LLC

By:	/s/ Henry Ikezi
	Name:	Henry Ikezi
	Title:	Manager

MADISON BOND LLC

By:	FUN Investment Homes, LLC, its Manager

By:	/s/ Henry Ikezi
	Name:	Henry Ikezi
	Title:	Manager

SOLIDION TECHNOLOGY, INC.

By:	/s/ Vlad Prantsevich
	Name:	Vlad Prantsevich
	Title:	Chief Financial Officer

[Signature page to Purchase Agreement Amendment]

Exhibit A

Schedule of Buyers

Buyer	Number of Common Shares
Bayside Project LLC	689,591
Madison Bond LLC	2,758,366